EXHIBIT 99.1


                            MARATHON OIL CORPORATION
                         AMENDS SHAREHOLDER RIGHTS PLAN


    HOUSTON, Jan. 30, 2003 - Marathon Oil Corporation (NYSE: MRO) today announced that its board of directors has amended the company's shareholders' rights plan to accelerate the final expiration date of the plan to January 31, 2003, more than six years earlier than initially specified in the plan.
    The board made this decision after considering the results of the shareholder vote related to this issue at the April 2002 annual shareholders' meeting. The majority of shares voted were in favor of a shareholder proposal to redeem or terminate Marathon's existing shareholders' rights plan unless it had been approved by a shareholder vote at the next shareholder meeting.
    The board of directors believes that amending the plan to accelerate its expiration date is a responsible and appropriate response to the 2002 shareholder vote. The board reserved the right to adopt a new plan in the future, consistent with its fiduciary responsibilities.
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